Exhibit 4.15

WORKING CAPITAL LOAN CONTRACT

Contract No.: XXXXXXXX

Debtor (Party A): Shengfeng Logistics Group Co., Ltd.

Address: XXXXXXXXXXXXXXXXXXXXXX

Creditor (Party B): Xiamen International Bank Co., Ltd. Fuzhou Branch

Address: XXXXXXXXXXXXXXXXXXXXXX

Important Notice: This contract is entered into by the borrower and lender in accordance with relevant laws and regulations, on an equal and voluntary basis through negotiation. All contract terms are the true expression of both parties' intentions. To fully protect the legitimate rights and interests of the debtor, the creditor specifically requests the debtor to carefully read all contract terms, especially the bold provisions, and pay full attention to their content. If there are any questions or uncertainties, please consult Party B or a professional institution or professional in a timely manner.

After negotiation by all parties, Party B agrees to provide the following working capital loan to Party A for its use. In order to clarify the economic responsibilities of all parties, this contract is hereby entered into as follows:

1. Total Loan Amount

Currency and amount (in words and figures): RMB XXX (CNY XXX,XXX,XXX.XX)

2. Loan Validity Period

The loan validity period is from XXX XX, 20XX to XXX XX, 20XX. Upon expiry of the loan validity period, any unused loan under this contract shall automatically become invalid.

3. Loan Interest Rate and Interest Accrual (Simple Interest)

3.1 The loan interest rate shall be handled in accordance with Method 3.1.1 below. The loan interest rate value under this contract is a tax-inclusive price including value-added tax.

3.1.1 The loan under this contract adopts a uniform fixed interest rate. The loan interest rate is a fixed value of 3.5% (annual rate). This fixed value is determined based on the LPR for the XX-year term published by the National Interbank Funding Center at the close of business of Party B on the last business day before the signing date of this contract, plus/minus XX%. This fixed value shall not be adjusted during the contract period.

3.2 Interest Accrual

3.2.1 Interest accrues from the date of actual drawdown by Party A, and is handled in accordance with Method (1) below:

(1) (Applicable to RMB, USD, EUR, JPY, CHF loans) Interest payable = Actual drawdown amount × Loan interest rate (annual rate) × Number of days used ÷ 360

(2) (Applicable to GBP, HKD loans) Interest payable = Actual drawdown amount × Loan interest rate (annual rate) × Number of days used ÷ 365

3.2.2 Interest settlement shall be handled in accordance with Method (2) below:

(1) (Applicable to foreign currency loans, not applicable to discounting and overdrafts) During the validity period of this contract, Party B shall collect loan interest on a quarterly basis, with the interest settlement date being the last day of each quarter. When Party A repays all loans under a certain promissory note, the interest on all loans under that promissory note shall be settled at the same time.

(2) (Applicable to RMB loans, not applicable to discounting and overdrafts) During the validity period of this contract, Party B shall collect loan interest on a quarterly basis, with the interest settlement date being the 21st of the last month of each quarter. When Party A repays all loans under a certain promissory note, the interest on all loans under that promissory note shall be settled at the same time.

4. Purpose of the Loan

The loan under this contract is exclusively for Party A's daily production and operation working capital. Without the creditor's written consent, the debtor shall not divert the loan under this contract for other purposes. At the same time, the debtor undertakes and guarantees that the loan funds under this contract shall not flow into the securities market or futures market in any form, shall not be used for investment in stocks, bonds, futures, financial derivative products and asset management products, shall not be used for Party A's shareholder dividends, shall not be used for financial assets, fixed assets, equity investments, shall not be used for real estate project development or the real estate sector, shall not be used in any form to purchase or repay residential mortgage loans or other real estate mortgage loans; shall not be used for money laundering or terrorist financing; shall not be used for other purposes prohibited or restricted by law.

5. Use of the Loan

5.1 Party A shall open a current account at Party B. Each drawdown by Party A shall be processed through its current account at Party B.

5.2 During the loan validity period, Party A shall submit a written application to Party B at least two banking business days in advance for each drawdown. Party B has the right to unilaterally review and decide whether to disburse the loan. For any reason, if Party B disagrees with disbursing the loan, Party A has no right to demand Party B to disburse.

5.3 If Party B has approved Party A's drawdown application, but Party A fails to draw down the loan within the notified drawdown period, Party A shall pay Party B a compensation fee of __/__ % of the notified drawdown amount in the original currency of the loan.

5.4 During the loan validity period, each loan shall be based on corresponding business vouchers (including but not limited to loan promissory notes) for the amount, term, and purpose.

5.5 For external payment of loan funds, Method 5.5.1 shall apply:

5.5.1 Entrusted payment by the lender. Party A entrusts Party B to transfer the loan funds disbursed to Party A's account to the transaction counterparties of Party A that comply with the agreed purpose of this contract. Party A shall bear all legal and economic responsibilities arising from this entrustment.

The loan under this contract shall adopt entrusted payment by the lender in any of the following circumstances: (1) Party A and Party B are establishing a new credit business relationship and Party A's credit status is average; (2) The payment object is clear and the single payment to a transaction counterparty exceeds RMB 10 million; (3) Other circumstances determined by Party B.

5.5.2 Independent payment by the debtor. After Party B disburses the loan funds to Party A's account, Party A shall independently pay the funds to the transaction counterparties of Party A that comply with the agreed purpose of this contract. Party A shall report to Party B on the actual payment of loan funds within one month after each drawdown and provide relevant contracts and other materials as evidence; otherwise, Party B has the right to suspend Party A's drawdowns.

5.6 During the disbursement and payment process of the loan, if Party A's credit status declines, or business and financial status deteriorates significantly, or the use of loan funds is abnormal, or entrusted payment is evaded, or there are other major violations of this contract, the external payment method of the loan funds shall all be adjusted to the method specified in 5.5.1, and Party B has the right to stop or suspend the disbursement and payment of loan funds.

5.7 Loans repaid under this contract may not be redrawn.

5.8 (Only applicable to situations where multiple contract loans are subject to aggregate control) The sum of the outstanding loan balance under this contract and the outstanding loan balance under the contract numbered __/__ signed by Party A at Party B shall not exceed __/__ (amount in words and figures) (converted at a rate of __/__).

5.9 Other conditions: __/__

6. Repayment of Principal and Interest

6.1 Party A shall pay the loan principal and interest in full and on time as agreed in this contract. Party A authorizes Party B to actively debit the loan principal, interest, penalty interest, compound interest, liquidated damages and other fees agreed under this contract (if any) from Party A's accounts opened at Xiamen International Bank Co., Ltd. and its branches. Such amounts may be in the original currency of the loan or in other currencies equivalent to the original currency of the loan after conversion.

6.2 If the funds in Party A's account are insufficient to pay the principal, interest and other fees due under this contract (if any), Party B has the right to determine the order of deduction.

6.3 Early repayment:

(1) If Party A repays all or part of the outstanding loan before maturity, it shall obtain Party B's prior written consent, and shall pay Party B a compensation fee equivalent to __/__ of the loan principal currency, which shall be paid together with the interest due and the principal on the early repayment date.

(2) At the time of early repayment, Party A shall simultaneously settle all loan principal, interest and other fees (if any) due under this contract up to the early repayment date.

(3) The order of early repayment must follow the repayment schedule agreed in this contract, repaying in order from first to last.

6.4 Party A shall designate a dedicated fund collection account and promptly provide Party B with the fund inflow and outflow status of the account.

7. Security

To secure Party A's performance of its obligations under this contract, legally valid security shall be provided to Party B in accordance with Method 7.1 below.

7.1 XXX and XXX (hereinafter referred to as 'Guarantors') shall provide joint and several liability guarantee for all debts owed by Party A to Party B under this contract (Guarantee Contract attached separately).

7.2 __/__ (hereinafter referred to as 'Mortgagor') shall provide a mortgage on the property located at __/__ owned by them to secure repayment of all debts owed by Party A to Party B under this contract, granting Party B the first priority lien (Mortgage Contract attached separately).

7.3 __/__ (hereinafter referred to as 'Pledgor A') shall pledge deposits (currency) of __/__ (amount in words and figures) __/__ and interest thereon at Party B as security for repayment of all debts owed by Party A to Party B under this contract, granting Party B the first priority pledge right (Pledge Contract attached separately).

7.4 __/__ (hereinafter referred to as 'Pledgor B') shall pledge the security deposit (currency) of __/__ (amount in words and figures) __/__ paid to Party B and interest thereon as security for repayment of all debts owed by Party A to Party B under this contract, granting Party B the first priority pledge right (Pledge Contract attached separately).

7.5 __/__ (hereinafter referred to as 'Pledgor C') shall pledge __/__ (fill in company name) shares/equity and interest thereon owned by them to secure repayment of all debts owed by Party A to Party B under this contract, granting Party B the first priority pledge right (Pledge Contract attached separately).

7.6 __/__ bank (hereinafter referred to as 'Issuing Bank') shall issue an irrevocable standby letter of credit with Party B as beneficiary in the total amount of (currency) __/__ (amount in words and figures) __/__ as joint and several guarantee for repayment of all debts owed by Party A to Party B under this contract. If Party A fails to repay the debt on time as agreed in this contract, we have the right to demand repayment of the debt owed by Party A from the Issuing Bank in accordance with the terms of the letter of credit.

7.7 Party A shall pledge accounts receivable from __/__ (fill in company name) of not less than (currency) __/__ (amount in words and figures) __/__ and the corresponding collection accounts as security for repayment of all debts owed by Party A to Party B under this contract. The collection accounts shall be used first to repay the loan principal, interest, penalty interest, compound interest and other fees owed by Party A to Party B (if any), or directly deposited into Party A's account at Party B and converted to pledge deposits to secure repayment of all debts owed by Party A to Party B under this contract. Party A guarantees that its deposit account at Party B is the sole collection account for accounts receivable.

7.8 Other security conditions: __/__

8. Other Conditions

8.1 Any change in Party A's organizational structure (including shareholders and shareholding ratios) must be notified to Party B in writing in advance.

8.2 Party A shall provide Party B with financial and accounting data, production and operation status data and related written explanations on a quarterly basis; Party A shall actively cooperate and voluntarily accept Party B's inspection and supervision of its production and operations, financial activities and the use of loans under this contract.

8.3 Party B has the right to inspect and understand Party A's loan payment management, capital utilization, and fund collection status, and Party A shall cooperate with Party B's monitoring of Party A's relevant accounts; Party A shall actively cooperate with and facilitate Party B's inspection, understanding, and account monitoring.

8.4 Party A shall promptly notify Party B and repay the debt and implement the guarantee as required by Party B upon occurrence of any of the following:

(1) Changes to the company's articles of association, business scope, registered capital, domicile, legal representative (person in charge), or equity;

(2) Serious difficulties in production and operations, deterioration of financial status, suspension of production, cessation of business, dissolution, liquidation, suspension of operations for rectification, revocation of business license, cancellation, or application for bankruptcy;

(3) Involvement in or potential involvement in major economic disputes, litigation, arbitration, or assets being legally sealed, frozen, seized, or supervised;

(4) Directors, supervisors, and current senior management involved in major cases or economic disputes or being given administrative penalties by relevant departments;

(5) Liability accidents caused by violations of relevant laws and regulations on food safety, production safety, environmental protection, etc., which have or may have adverse effects on the performance of obligations under this contract;

(6) Other major adverse events affecting repayment ability.

8.5 During the validity of this contract, if Party A undergoes capital reduction, contracting, leasing, shareholding reform, joint venture, merger, amalgamation, division, joint venture, equity transfer, application for suspension of operations for rectification, application for dissolution, application for bankruptcy, and other major events and external investments, external guarantees, material increases in debt financing that may affect Party A's repayment ability or Party B's realization of creditor rights, Party A shall notify Party B in writing 30 days in advance and obtain Party B's consent, and shall repay debts and implement guarantees as required by Party B.

8.6 If Party A provides any person with debt guarantees, mortgages, pledges or other forms of security that may affect Party B's recovery of creditor rights, it shall obtain Party B's written consent.

8.7 Party A shall report to Party B in writing the actual use of each loan, and undertake to comply with all the provisions of Article 4 of this contract regarding loan purposes.

8.8 (Only applicable to group customer loans) Party A shall promptly notify Party B in writing of related-party transactions exceeding 10% of its net assets.

8.9 (Only applicable to guarantee-secured credit) If the guarantor under this contract becomes insolvent, ceases business, has its registration cancelled, has its business license revoked, is cancelled, goes bankrupt, or experiences other situations that cause it to partially or fully lose the guarantee capacity corresponding to this loan, Party A shall promptly provide other guarantees acceptable to Party B.

8.10 (Only applicable to mortgage/pledge-secured credit) If the value of mortgaged/pledged property under this contract decreases, is accidentally damaged or lost, or the mortgaged/pledged property is sealed, frozen, seized, occupied, or listed in the demolition scope or ownership disputes arise, Party A shall promptly notify Party B and provide other guarantees acceptable to Party B.

9. Representations and Warranties

Party A makes the following representations and warranties to Party B, which shall remain valid throughout the validity period of this contract:

9.1 Party A is a corporate legal person or organization established in accordance with the laws of its place of registration, holds a business license, documents or articles of association required for conducting its business at its place of registration or main business premises, and has the capacity as a debtor.

9.2 The signing of this contract has obtained all necessary authorizations or approvals, does not violate the company's articles of association or relevant laws and regulations, and is not in conflict with any other contracts already signed or currently in effect.

9.3 Party A operates legally and in compliance, has good credit status, has no record of credit violations or malicious default on bank loans, and ensures that the loan items and lending terms comply with legal requirements.

9.4 Party A has a sound organizational structure and financial management system, has not committed any major violations in its production and operations in the past year, and current senior management personnel have no major adverse records.

9.5 The loan purpose is proper and legal.

9.6 Party A guarantees to provide Party B with complete, true and valid materials in a timely manner, and to cooperate with Party B's relevant inspections of the loan. All documents, materials, reports and vouchers provided by Party A to Party B for this contract are true, complete, accurate and valid, with no false records, material omissions or misleading statements.

Financial reports provided to Party B are prepared in accordance with currently effective laws, regulations and accounting standards. Such financial reports are true, accurate, complete and valid in all material aspects, fairly reflecting Party A's financial status at the end of the relevant accounting period and operating results during that accounting period, and no material adverse changes in Party A's financial status have occurred since the date of the most recent financial report.

9.7 Party A has not concealed from Party B any events that have occurred or are occurring that may affect its financial status and repayment ability, such as those involving mediation, arbitration, litigation, compulsory execution, and violations and illegal acts that may endanger Party B's rights. If Party A experiences major adverse events affecting its repayment ability, it shall guarantee to notify Party B in a timely manner.

9.8 There are no ongoing litigation, arbitration, other administrative procedures or claims events that may affect Party A's signing or performance of this contract and repayment of the debt under this contract.

9.9 Party A has carefully read this contract and fully understands and accepts the content of this contract. Party A's signing and performance of this contract are voluntary, and all expressions of intent are genuine.

10. Events of Default

Upon occurrence of any of the following, Party A shall be deemed to be in default, and Party B has the right to take various default handling measures agreed upon in this contract:

10.1 Party A violates the terms of this contract, or makes false representations, warranties or undertakings under this contract.

10.2 Party A's credit status declines, or loan funds are not paid as agreed in the contract, or business and financial status deteriorates significantly, or the use of loan funds is abnormal, or entrusted payment is evaded.

10.3 Party A experiences any of the following, which has or may affect Party A's performance of its obligations under this contract:

(1) Any other debt is not repaid upon maturity (including those declared to be due in advance), or Party A fails to perform or violates its obligations under other agreements;

(2) Profitability, solvency, operational capacity and cash flow and other financial indicators deteriorate, which has or may have adverse effects on Party A's performance of its obligations under this contract, including but not limited to asset-liability ratio exceeding __/__; other indicators: __/__;

(3) Major adverse changes occur in brand, customers, market channels, or major adverse changes occur in equity structure, production operations, and external investments;

(4) Assets are sealed, frozen, seized, or subjected to compulsory execution;

(5) Involvement in or potential involvement in major economic disputes, litigation, arbitration;

(6) Being investigated by judicial authorities or tax, industry and commerce and other administrative enforcement agencies and administrative management agencies in accordance with law or being subject to penalty measures;

(7) The legal representative, actual controller, major investors, key management personnel undergo abnormal changes or are involved in major cases or their major assets are adopted property preservation measures or are investigated by judicial authorities for suspected illegal and criminal acts or their personal freedom is restricted or other events occur that cause them to be unable to perform their duties normally;

(8) Dissolution, winding-up, liquidation, suspension of operations for rectification, revocation of business license, cancellation, or application for bankruptcy;

(9) Liability accidents caused by violations of relevant laws, regulations and regulatory provisions or industry standards on food safety, production safety, environmental protection, etc.;

(10) Other circumstances that may adversely affect Party B's realization of creditor rights under this contract.

10.4 If the guarantors under this contract (i.e., guarantors, mortgagors, pledgors) experience any of the following, and Party A fails to separately provide new guarantees meeting Party B's requirements, this may be deemed as Party A's default:

(1) The guarantor violates the provisions of the guarantee documents, or credit status deteriorates, or other events that reduce guarantee capacity occur;

(2) The mortgagor violates the provisions of the mortgage contract, or intentionally damages the mortgaged property, or the value of the mortgaged property may or has already decreased significantly, or other events that harm Party B's mortgage rights occur;

(3) The pledgor violates the provisions of the pledge documents, or the value of the pledged property has or may decrease significantly, or other events that harm Party B's pledge rights occur;

(4) Failure to handle external guarantee registration, filing and other procedures with relevant authorities in accordance with legal provisions;

(5) The security under this contract has undergone changes unfavorable to Party B's creditor rights (including but not limited to cases where target company shares or target assets are used as security, where Party A fails to complete target company share/target asset transfer registration procedures as agreed, and Party A fails to separately provide other guarantees acceptable to Party B.

10.5 (Applicable to group customer loans) If any of the following circumstances occurs to Party A, it shall be deemed that Party A has violated this contract, and Party B has the right to take various default handling measures agreed upon in this contract:

(1) Using sham contracts with related parties, discounting or pledging accounts receivable and other creditor rights without actual trade background, to obtain funds or loans;

(2) Intentionally evading bank creditor rights through related-party transactions.

11. Default Handling

Upon occurrence of any default event agreed in this contract, Party B has the right to take one or more of the following measures, and Party A has no objection to this:

11.1 Reduce, suspend or terminate this loan, or shorten the loan validity period.

11.2 Stop or suspend the disbursement of loans under this contract.

11.3 Call back loans already disbursed in advance and require Party A to immediately repay all debts owed to Party B under this contract.

11.4 For interest not paid on time by Party A (including interest on loans fully or partially called back by Party B in advance, penalty interest, compound interest and all other interest payable to Party B), in addition to continuing to pay, Party A shall also pay compound interest to Party B from the date the interest is due, with the compound interest rate executed at the overdue penalty interest rate specified in Article 11.5.

11.5 For overdue loan principal (including loan principal fully or partially called back by Party B in advance), overdue interest shall be calculated from the date the loan principal is overdue at the overdue penalty interest rate stipulated in this article. The overdue penalty interest rate is the sum of: (1) the loan interest rate agreed in Article 3.1 of this contract; and (2) 50% of the loan interest rate agreed in Article 3.1 of this contract.

11.6 If Party A fails to use the loan for the agreed purpose in accordance with the contract, a penalty shall be payable to Party B from the date the loan is misappropriated until the principal is fully repaid, at a rate of 100% of the loan interest rate agreed in Article 3.1 of this contract.

11.7 For loan principal overdue for three months (inclusive) or more, in addition to calculating and paying interest and overdue penalty interest and compound interest on each item in accordance with Articles 3.1, 11.4 and 11.5 of this contract and relevant provisions of this contract, Party A shall also pay Party B a delayed performance fee from the date the loan principal has been overdue for three months. The calculation formula for the delayed performance fee is: the total debt amount owed by Party A under this contract calculated as of the date the loan principal has been overdue for three months (including but not limited to loan principal, interest, penalty interest, compound interest, etc.) × 6.00%.

11.8 The right to exercise the security interest.

11.9 The right to require Party A to re-provide security acceptable to Party B.

11.10 If Party B takes judicial measures to realize its creditor rights due to default events under this contract, Party A shall bear all costs incurred by Party B in realizing its creditor rights (including but not limited to litigation fees, attorney fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, etc.).

11.11 If Party A fails to repay the loan principal, interest, penalty interest, compound interest and other payable amounts due (including those declared to be due in advance) as agreed, Party B has the right to deduct the corresponding amounts from all foreign currency accounts opened by Party A at Party B or Xiamen International Bank Co., Ltd. and its other branches to repay the debt, until all payable amounts under this contract are fully repaid. If the currency of the deducted funds is inconsistent with the currency of this contract, the conversion shall be made at the exchange rate published by Party B.

11.12 Refuse Party A to dispose of its funds in the corresponding amount in all foreign currency accounts (including but not limited to fund collection accounts) opened at Party B or Xiamen International Bank Co., Ltd. and its other branches, and take measures such as freezing, stopping payment, and closing non-counter transaction functions on the above accounts without prior notice.

11.13 The right to require Party A to rectify the violations or downgrade Party A's loan risk classification.

12. Assignment of Rights and Obligations

12.1 Party B has the right to assign part or all of its rights under this contract to a third party without the consent of Party A. After the creditor rights are assigned, the assignee shall obtain all rights related to the creditor rights.

12.2 Without Party B's written consent, Party A may not assign all or part of its rights and obligations under this contract.

13. Effectiveness, Amendment and Termination

13.1 This contract shall take effect from the date both parties (Party A and Party B) sign or affix seals and affix official seals. This contract shall terminate when Party A repays all loan principal, interest, penalty interest, compound interest, liquidated damages and other fees (if any) agreed under this contract.

13.2 Any amendment to this contract shall be made in writing after both parties reach agreement through negotiation. The amended terms or agreement constitute part of this contract and have the same legal effect as this contract. The original terms remain valid before the amended provisions take effect.

13.3 The amendment and termination of this contract shall not affect the right of the contracting parties to claim damages. The termination of this contract shall not affect the validity of relevant dispute resolution clauses.

14. Applicable Law and Dispute Resolution

The establishment, validity, interpretation, performance and dispute resolution of this contract shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macao Special Administrative Regions and Taiwan). Any disputes and controversies arising from or related to this contract shall be resolved through negotiation by both parties. If negotiation fails, the matter shall be under the jurisdiction of the people's court where Party B is located.

During the litigation period, the provisions of this contract not involved in the dispute shall continue to be performed.

15. Other

15.1 Guarantee documents, specific business vouchers (including but not limited to loan promissory notes, business vouchers issued by Party B unilaterally) and other legal documents related to this contract are inseparable components of this contract.

15.2 Party B's failure to exercise, partial exercise or delay in exercising any right under this contract does not constitute a waiver or change of that right or any other right, and does not affect its further exercise of that right or any other right.

15.3 The invalidity or unenforceability of any clause of this contract does not affect the validity and enforceability of other clauses, nor does it affect the overall validity of this contract.

15.4 The complete or partial invalidity of this contract does not affect the validity of the security clauses.

15.5 Terms such as 'related party', 'related-party relationship', 'related-party transactions', 'major investors' and 'key management personnel' in this contract have the same meaning as the corresponding terms in Accounting Standard for Business Enterprises No. 36 — Related Party Disclosures (Cai Kuai [2006] No. 3) issued by the Ministry of Finance.

15.6 In this contract, section headings are for reference only and do not constitute any interpretation of this contract, and do not constitute any limitation on the content and scope of the items under the heading.

16. Other Matters Agreed by Both Parties

Where other clauses of this contract are inconsistent with this clause, this clause shall prevail:

16.1 If Party A repays all or part of the outstanding loan before maturity, it shall obtain Party B's prior written consent.

16.2 Article 4 of this contract is amended to read: The loan under this contract is exclusively for Party A to pay freight charges, fuel costs, and highway tolls. Without the creditor's written consent, the debtor shall not divert the loan under this contract for other purposes. At the same time, the debtor undertakes and guarantees that the loan funds under this contract shall not flow into the securities market or futures market in any form, shall not be used for investment in stocks, bonds, futures, financial derivative products and asset management products, shall not be used for Party A's shareholder dividends, shall not be used for financial assets, fixed assets (including primary land development, real estate development, infrastructure project construction, etc.), equity investments; shall not be used for real estate project development or the real estate sector, shall not be used in any form to purchase or repay residential mortgage loans or other real estate mortgage loans; shall not be used for money laundering or terrorist financing; shall not be used for other purposes prohibited or restricted by law.

16.3 Under this contract, when Party A draws down for payment of freight charges, fuel costs, and highway tolls, Party A shall provide Party B with relevant purchase contracts, payment vouchers and other materials required by Party B. Party B has the right to decide whether to disburse the loan after review, and has the right to control the payment and transfer of loan funds.

16.4 Under this contract, Party B has the right to control the drawdown period for each individual loan of Party A.

16.5 Under this contract, Party A shall repay the loan principal in full and on time in the original currency of the loan as recorded on each loan promissory note upon maturity. When Party A repays the loan principal under a certain promissory note, the corresponding overdue interest must be repaid at the same time. Party B has the right to proactively deduct the principal and interest payable from Party A's account at Party B or Party B's affiliated branches.

16.6 Under this contract, the road transport business license and discharge permit held by Party A must have a valid period that covers the loan validity period of this contract; otherwise, it shall be deemed a fundamental breach of this contract by Party A.

16.7 During the period of this contract, Party A confirms that the service address, contact telephone, designated recipient and other service methods listed in the table below are true and valid service addresses/methods. In addition to the company (or the legal representative in person) signing for receipt, offices, mail rooms, property security, company colleagues and other adult co-residents signing for receipt shall also be deemed as service. The applicable scope includes notices and letters for all parties to the contract and relevant documents when disputes arise from the contract, as well as first instance, second instance, retrial, mediation, review, special civil procedure, civil supervision procedure, and execution procedure upon entering civil litigation proceedings. Party A voluntarily bears all legal consequences arising from service to the service address confirmed by Party A, designated recipient, etc. If the service address needs to be changed, Party A shall notify Party B or relevant courts and other institutions in writing. After Party B or the court and other relevant institutions receive the notice, the change of service address takes effect. Documents already sent to the original service address before Party B or the court and other relevant institutions receive the notice shall still be deemed as served.

If the service address provided or confirmed by Party A is inaccurate, if Party A fails to notify Party B and relevant courts and other institutions in writing after the service address changes, if Party A or its designated recipient refuses to sign for or other reasons cause legal documents to fail to be actually received by Party A, for mailed delivery, the document shall be deemed as delivered three days (calendar days) after the material is mailed; for direct delivery, the date recorded on the delivery receipt by the server shall be deemed as the delivery date. All notices, demands, litigation documents or other communications given to Party A by Party B or the court and other relevant institutions regarding this contract, including but not limited to emails, text messages, WeChat, QQ, fax, telegrams, and other electronic channel communications, shall be deemed as delivered to Party A upon sending, and Party A has no objection to this.

Service Address and Postal Code	Contact Telephone	Designated Recipient	Designated Recipient's Mobile
XXXXXXXXXXXXXXXXXXXXXX, Postal Code: XXXXXX	XXXXXXXXXXX	XXX	XXXXXXXXXXX

Other Service Methods
Email	XXXXXXXXXXXXXX	Fax	/
SMS Mobile	XXXXXXXXXXX	WeChat	/
QQ	XXXXXXXX	Other	/

17. Copies

This contract is made in XX copies, with Party A holding one copy and Party B holding two copies, each having equal legal effect.

18. Declaration Clause

The signing parties have read all the terms of this contract and have paid special attention to the bold provisions of this contract. At the request of the debtor, the creditor has provided appropriate explanations on the relevant terms of this contract. The debtor has fully understood all the meanings of the terms of this contract and the corresponding legal consequences, and voluntarily signs this contract.

Party A (Borrower): Shengfeng Logistics Group Co., Ltd. [Seal]

Party B (Lender) (Seal): Xiamen International Bank Co., Ltd. Fuzhou Branch [Seal]

Date of Signing: XXX XX, 20XX

Place of Signing: XXXXXX

Witnesses: XXX